Exhibit 23.1

KPMG LLP	Telephone 604-691-3000
Chartered Accountants	Fax 604-691-3031
PO Box 10426 777 Dunsmuir Street	Internet www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Seaspan Corporation:

We consent to the use of our reports (1) dated March 17, 2008 with respect to the consolidated balance sheets of Seaspan Corporation as of December 31, 2007 and 2006 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years then ended and for the period from the date of incorporation on May 3, 2005 to December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 20-F of Seaspan Corporation, and (2) dated February 22, 2006 with respect to the predecessor combined balance sheets of the predecessor to Seaspan Corporation as of August 11, 2005 and December 31, 2004 and the related predecessor combined statements of operations and owner’s equity (deficiency) and cash flows for the 223 day period ended August 11, 2005 and for the year ended December 31, 2004, which report appears in the December 31, 2007 annual report on Form 20-F of Seaspan Corporation, all incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

May 29, 2008

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.